Exhibit 99.1

CONTACT:    Jon Faulkner
Chief Financial Officer
706-876-5814
jon.faulkner@dixiegroup.com

THE DIXIE GROUP REPORTS SECOND QUARTER 2018 RESULTS

DALTON, GEORGIA (August 2, 2018) -- The Dixie Group, Inc. (NASDAQ: DXYN) today reported financial results for the quarter ended June 30, 2018. For the second quarter of 2018, the Company had net sales of $106,438,000 as compared to $107,187,000 in 2017. The Company’s second quarter net sales were down 0.7% as compared to the same period in 2017 while the industry, we estimate, was flat. For the second quarter of 2018, the Company had a loss from continuing operations of $1,972,000 or $0.13 per diluted share as compared to a profit of $1,226,000 or $0.08 per diluted share in the second quarter of 2017. The Company had unusual expenses during the period of $2 million, including a $1.51 million charge related to settlement of a class action litigation as well as a $450 thousand charge related to an accident at one of our yarn facilities. On a non-GAAP basis, the Company had earnings for continuing operations of $182 thousand or $0.01 per diluted share.
Commenting on the results, Daniel K. Frierson, Chairman and Chief Executive Officer, said, “Our residential sales were up 4.0% for the quarter with the industry, we estimate, being up slightly as compared to the prior year. Our residential sales were strongest through our independent retail channels. In 2018 we have reintroduced the Masland Energy collection. Masland Energy is a modern take on the traditional main street commercial business. Our Energy products are highly stylized and feature type 6, 6 nylon delivering the performance required by the most demanding segments of the commercial market. The Fabrica wood line was launched with initial selective distribution in the southeast United States. The Fabrica collection features both flooring and companion wood wall coverings. The line will include French oak, maple and birch with a style and quality consistent with the high-end quality of Fabrica’s brand.
Our commercial business in the second quarter was down 10.1% while the industry we believe was down slightly. We did benefit from the reorganization of our commercial business this past fall with lower selling and administrative expenses. Our commercial team, led by David Hobbs, has a number of new offerings for 2018 with particular emphasis on new modular carpet tile offerings. Getting in sync with the current urban bicycle movement, Masland Contract’s Shift Your Attitude collection celebrates the freedom found in life on two wheels. Introduced at the NeoCon show in Chicago, each new style reflects the energy of the urban lifestyle and is manufactured for high-level performance in commercial environments.
Our gross profit for second quarter of 2018 was 23.6% of net sales as compared to a gross profit of 26.5% in 2017. During the second quarter of 2018, we agreed to a Memorandum of Understanding regarding settlement of a class action litigation resulting in a $1.51 million charge. Our gross profit was also impacted by an accident in one of our yarn operations, resulting in a $450 thousand charge during the period. In addition to this $2 million in unusual charges, our sales and costs were negatively impacted by lower sales in our commercial business, contributing to under absorbed costs in our manufacturing operations.

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The Dixie Group Reports Second Quarter 2018 Results

August 2, 2018

Our gross margin was further impacted by higher than normal waste, purchase price variances and distribution expenses. We have made changes in our manufacturing operations to lower costs by better aligning staffing to demand, implemented several waste reduction initiatives, and are streamlining our distribution operations. To maintain our workforce, we have increased wages and improved benefits. This has helped us reduce turnover as we deal with a continued tight labor market. We announced a residential price increase for this August primarily to offset higher labor, material and other operational costs.
Selling and administrative expenses for the quarter were 22.4% of net sales, a decrease of 1.2 percentage points from our level of 23.6% in the second quarter of 2017. The decrease in our selling and administrative costs is primarily due to the Profit Improvement Program we initiated in the fourth quarter of last year as we consolidated our two commercial management teams under the leadership of David Hobbs. We had $190 thousand in restructuring expenses primarily related to our Profit Improvement Plan during the period.
During the second quarter, our receivables increased $1.5 million due to our normal seasonal pattern. Inventories increased $5.4 million due to normal seasonal factors. Our capital expenditures for the year of 2018 are planned at a maintenance level of approximately $6 million. For the first half of 2018, our capital expenditures, including those financed through capital leases, were $1.4 million as compared to depreciation and amortization of $6.3 million.
Interest expense was up due to higher levels of debt and higher interest rates from a year ago. During the period, the results of discontinued operations included income of $250 thousand from an insurance settlement. Our debt increased $3.5 million during the quarter.
Our floorcovering sales for the first four weeks of the third quarter are down approximately 2.2% versus the same period in 2017. Our residential business continues to outperform our commercial business.
We are well positioned to continue to be the style leader in the flooring industry," concluded Frierson.
A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's website at www.thedixiegroup.com/investor/. The simulcast will begin at approximately 10:00 a.m. Eastern Time on August 2, 2018. A replay will be available approximately two hours later and will continue for approximately 30 days. If internet access is unavailable, a telephonic conference will be available by dialing 877-355-1003 and entering 6685317 at least ten minutes before the appointed time. A seven-day telephonic replay will be available two hours after the call ends by dialing 855-859-2056 and entering 6685317 when prompted for the access code.
The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, Atlas Carpet Mills, Masland Contract, Masland Hospitality and Dixie International brands.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions, ability to attract, develop and retain qualified personnel and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

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The Dixie Group Reports Second Quarter 2018 Results

August 2, 2018

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings per share)

	Three Months Ended		Six Months Ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
		(As Adjusted)		(As Adjusted)
NET SALES	$106,438	$107,187	$205,297	$204,728
Cost of sales	81,294	78,761	158,573	151,141
GROSS PROFIT	25,144	28,426	46,724	53,587
Selling and administrative expenses	23,802	25,266	46,921	49,753
Other operating (income) expense, net	1,507	(14)	1,267	39
Facility consolidation and severance expenses, net	190	—	406	—
OPERATING (LOSS) INCOME	(355)	3,174	(1,870)	3,795
Interest expense	1,642	1,357	3,176	2,719
Other expense, net	1	21	3	18
Income (loss) from continuing operations before taxes	(1,998)	1,796	(5,049)	1,058
Income tax provision (benefit)	(26)	570	(192)	408
Income (loss) from continuing operations	(1,972)	1,226	(4,857)	650
Income (loss) from discontinued operations, net of tax	157	(123)	135	(152)
NET INCOME (LOSS)	$(1,815)	$1,103	$(4,722)	$498

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.13)	$0.08	$(0.31)	$0.04
Discontinued operations	0.01	(0.01)	0.01	(0.01)
Net Income (loss)	$(0.12)	$0.07	$(0.30)	$0.03

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.13)	$0.08	$(0.31)	$0.04
Discontinued operations	0.01	(0.01)	0.01	(0.01)
Net income (loss)	$(0.12)	$0.07	$(0.30)	$0.03

Weighted-average shares outstanding:
Basic	15,763	15,707	15,739	15,690
Diluted	15,763	15,826	15,739	15,805

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The Dixie Group Reports Second Quarter 2018 Results

August 2, 2018

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	June 30, 2018	December 30, 2017
		(As Adjusted)
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$21	$19
Receivables, net	49,408	46,480
Inventories, net	122,383	113,657
Other	7,155	4,669
Total Current Assets	178,967	164,825

Property, Plant and Equipment, Net	89,148	93,785
Goodwill and Other Intangibles	5,698	5,850
Other Assets	18,089	19,447
TOTAL ASSETS	$291,902	$283,907

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$58,318	$49,901
Current portion of long-term debt	7,982	9,811
Total Current Liabilities	66,300	59,712

Long-Term Debt	130,192	123,446
Other Liabilities	18,955	21,486
Stockholders' Equity	76,455	79,263
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$291,902	$283,907

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The Dixie Group Reports Second Quarter 2018 Results

August 2, 2018

Use of Non-GAAP Financial Information:
(in thousands)

The Company believes that non-GAAP performance measures, which management uses in evaluating the Company's business, may provide users of the Company's financial information with additional meaningful bases for comparing the Company's current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, the non-GAAP performance measures should be viewed in addition to, not as an alternative for, the Company's reported results under accounting principles generally accepted in the United States. In considering our supplemental financial measures, investors should bear in mind that other companies that report or describe similarly titled financial measures may calculate them differently. Accordingly, investors should exercise appropriate caution in comparing our supplemental financial measures to similarly titled financial measures reported by other companies.

Non-GAAP Summary

	Three Months Ended		Six Months Ended
Non-GAAP Income (Loss) From Continuing Operations	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Net Income (Loss) as Reported	$(1,815)	$1,103	$(4,722)	$498
Income (Loss) from Discontinued Operations, Net of Tax	157	(123)	135	(152)
Income (Loss) from Continuing Operations	(1,972)	1,226	(4,857)	650
Facility Consolidation and Severance Expenses, Net	190	—	406	—
Workers Compensation Claim	450	—	450	—
California Legal Settlement	1,514	—	1,514	—
Tax Effect of Above	—	—	—	—
Non-GAAP Adjusted Income (Loss) From Continuing Operations (Note 1)	$182	$1,226	$(2,487)	$650

Adjusted Diluted Earnings (Loss) Per Share from Continuing Operations	$0.01	$0.08	$(0.16)	$0.04
Weighted-Average Diluted Shares Outstanding	15,865	15,826	15,739	15,805

The Company defines Adjusted Income (Loss) from Continuing Operations as Net Income (Loss) less loss from discontinued operations, net of tax, plus manufacturing integration expenses of new or expanded operations, plus facility consolidation and severance expenses, plus amortization of acquisition inventory step-up, plus direct acquisition expenses, less gain on purchase of business, plus impairment of assets, plus impairment of goodwill, plus unusual items so defined. (Note 1)

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